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                              Contacts:      FoxMeyer Health Corporation
                                             ---------------------------
                                             Edward Massman
                                             Chief Financial Officer
                                             (214) 446-4866

                                             Morgen-Walke Associates
                                             Betsy Brod/Alex Gleeson
                                             Media: Michelle Zawrotny
                                             (212) 850-5600

                                             William Taggart Investor Group
                                             ------------------------------
                                             Michael Freitag
                                             Kekst and Company, Inc.
                                             (212) 593-2655

     FOR IMMEDIATE RELEASE
     ---------------------

         FOXMEYER HEALTH CORPORATION ANNOUNCES DEFINITIVE AGREEMENT WITH
                 INVESTOR GROUP TO SELL DISTRIBUTION SUBSIDIARY
          - Investor Group to Form Joint Venture with Neuman Health Services, Inc.-

          Dallas, TX and Edison, NJ -- August 20, 1996 -- FoxMeyer Health Corporation (NYSE: FOX) today announced the signing of a definitive agreement to sell its distribution subsidiary, FoxMeyer Drug Company, to a private, New Jersey-based investor group led by William F. Taggart. Separately, the investor group and Neuman Health Services, Inc., the nation's largest privately held wholesale pharmaceutical distributor, announced that they have reached an agreement in principle to form a joint venture to manage and operate FoxMeyer Drug after the sale is completed.

          Under the terms of the agreement, the investor group will acquire 100 percent of the common stock of FoxMeyer Drug Company from FoxMeyer Corporation, a subsidiary of FoxMeyer Health Corporation, in exchange for $25 million in cash and securities. Of the $25 million, FoxMeyer Corporation expects to receive $10 million in cash upon closing and a $15 million, five-year note convertible into a 15 percent interest in the common stock of the new entity. In addition, the agreement calls for the investor group to raise $50 million in new financing which will be invested in the new distribution company to strengthen its financial condition. The investor group has retained the investment banking firm of Dillon, Read & Co., Inc., as its financial advisor.
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          The transaction, which is expected to close on or before October
     19, 1996, is subject to obtaining various approvals and other customary closing conditions.

          Abbey J. Butler and Melvyn J. Estrin, Co-Chairmen and Co-Chief Executive Officers of FoxMeyer Health Corporation, said, "We believe that the agreement with the investor group led by William Taggart is the most attractive opportunity for FoxMeyer Health Corporation, its shareholders, and the distribution company's customers, vendors and employees. Mr. Taggart and his colleagues have a long and successful history of delivering strong results and returns from their financial and operating investments. Their track record includes turnarounds at Purolator Courier's U.S. Courier division, Pilot Freight Carriers, NBO Stores and most recently, Pic 'N Pay Stores."

          "As a result of this transaction," they continued, "the distribution operations will now receive additional management expertise to complete the planned turnaround, while allowing FoxMeyer and its shareholders to participate in the operating improvements that we are confident Mr. Taggart and his team will achieve going forward. Mr. Taggart and his team will become immediately involved in the business as consultants to FoxMeyer Drug Company in order to begin implementing initiatives to restore the distribution operations to profitability."

          Mr. Taggart said, "FoxMeyer Drug has a very strong asset base, leading technology and a dedicated group of employees. With some fine tuning of its strategy, consolidation of facilities, and elimination of duplicate infrastructure costs, the Company can resume its long history of profitable growth. We look forward to working closely with Neuman to assure FoxMeyer Drug's customers and suppliers that we are committed to rebuilding the Company and maintaining a strong, mutually beneficial business partnership with them."

          Samuel Toscano, Jr., Chairman and Chief Executive Officer of Neuman Health Services, Inc., said, "The planned strategic alliance with Mr. Taggart's investor group represents an extraordinary opportunity for us as we continue to expand our presence in the pharmaceutical distribution industry."

          Headquartered in Ridgefield, N.J., Neuman Health Services, Inc. ranks among the top 500 on Forbes' list of the largest privately held companies in the U.S. Neuman has an extensive pharmacy network serving more than 2,000 independent pharmacies and chain drug stores and approximately 350 hospitals and managed care organizations.

          FoxMeyer Health Corporation is a leading provider of health care products and information-based services in North America.

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